Exhibit 10.2

[Letterhead of DG]

August 12, 2013

Extreme Reach, Inc.

75 2nd Avenue

Needham, MA 02494

Attention:  John Roland

Re:          Equity Commitment Letter

Dear Mr. Roland:

Reference is made to that certain Agreement and Plan of Merger, dated as of August 12, 2013 (the “Merger Agreement”), by and among Extreme Reach, Inc., (“ER”), Dawn Blackhawk Acquisition Corp., and Digital Generation, Inc. (“DG”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Merger Agreement.

In the event that all of the conditions are satisfied or waived pursuant to Article VII of the Merger Agreement (other than any conditions that by their nature are to be satisfied at the Closing but subject to the prior or substantially concurrent satisfaction of such conditions) and the Closing will occur, at or immediately prior to the Effective Time DG agrees to cause SpinCo to purchase from ER, and subject to the next sentence ER agrees to issue to SpinCo, shares of a newly-authorized Series D Preferred Stock of ER having a nominal value of $45 million based on the current original issuance price for the outstanding Series C Preferred Stock of ER (the “Series D Preferred”) for an amount in cash of $40 million.  In exchange for this agreement from DG and subject to the following paragraph, ER agrees either to (i) issue all such Series D Preferred having a nominal value of $45 million (based on the current original issuance price for the outstanding Series C Preferred Stock of ER) to SpinCo at Closing against receipt of $40 million in cash, or (ii) to pay to SpinCo $5 million in cash at Closing.  ER agrees that all such funds received from SpinCo at Closing shall be used solely to fund the Aggregate Purchase Price.  The price per share to be paid by SpinCo for the Series D Preferred (if any) issued to SpinCo, pursuant to this letter shall be 40/45ths of the price per share of any Series C Preferred Stock of ER or any other securities of ER (collectively, the “Series C Preferred”) sold and issued to Spectrum Equity Investors VI, L.P. or any of its permitted assignees, or any other Person investing in equity in ER at Closing.  The Series D Preferred shall be pari passu in seniority with the Series C Preferred and shall have all rights, preferences, privileges, terms and conditions which are identical with the Series C Preferred (including registration rights), except that the holders of Series D Preferred shall be entitled to obtain customary, non-voting observer and information rights (subject to customary exceptions for competitive activities and attorney-client privilege) with respect to ER’s Board of Directors but not a right to elect any member of ER’s Board of Directors.

If at any time prior to or at the Closing, ER accepts additional equity financing in excess of $47 million (whether due to the exercise of pre-emptive rights outstanding on the date hereof by existing investors or otherwise), ER shall issue all such Series D Preferred having a nominal value of $45 million (based on the current original issuance price for the outstanding Series C Preferred Stock of ER) to SpinCo at Closing against receipt of $40 million in cash from SpinCo.

Immediately after the Effective Time and until the first anniversary of the Effective Time, ER shall have the right to redeem all but not less than all of the Series D Preferred, or to cause all but not less than all of the Series D Preferred to be purchased by another investor, for $45 million in cash, plus all accrued but unpaid dividends through the date of redemption or purchase.

This letter agreement shall be governed by the laws of the State of New York without application of conflicts of laws principles, and DG and ER consent to the exclusive jurisdiction of the state and Federal courts sitting in the Borough of Manhattan, New York, New York in connection with any disputes arising hereunder.

[Remainder of page left intentionally blank — Signature page to follow]

Very truly yours,

DIGITAL GENERATION, INC.

		By:	/s/ Neil H. Nguyen
Neil H. Nguyen
Chief Executive Officer and President

Agreed and acknowledged:

EXTREME REACH, INC.

By:	/s/ John Roland
John Roland
Chief Executive Officer